Exhibit 99.1

FOR IMMEDIATE RELEASE

Peerless Mfg. Co. Reports Fiscal Year 2005 First Quarter Results

Dallas, Texas November 12, 2004 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported its operating results for the three months ended September 30, 2004.

For the quarter, the Company reported revenues from continuing operations of approximately $11.2 million, a decrease of approximately $5.6 million, or 33.3%, compared to revenues from continuing operations of approximately $16.8 million for the three months ended September 30, 2003. The Company recorded a net loss from continuing operations of approximately $109,000 or ($.04) per diluted share for the quarter, compared to net earnings from continuing operations of approximately $740,000 or $.24 per diluted share for the three months ended September 30, 2003. Our net loss from discontinued operations for the quarter was $20,000 or ($.01) per diluted share, compared to earnings of $65,000 or $.02 per diluted share for the three months ended September 30, 2003. For the current period, we recorded a net loss of approximately $129,000, or ($.04) per diluted share, compared to net earnings of approximately $805,000, or $.26 per diluted share, for three months ended September 30, 2003.

Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “The reduction in the current quarter’s revenue relates primarily to the completion in last year’s period of a major $15 million contract, which was not replicated in the current quarter. Our Environmental Systems business unit continues to be impacted by the slow-down in new power plant construction and timing uncertainties surrounding compliance with environmental regulations. However, the business fundamentals remain strong, and we are encouraged by the market’s interest in recently introduced products. These products expand the Company’s environmental systems platform and will enable the Company to penetrate into new environmental markets. During the quarter, we experienced strength across most of our markets in the Separation Filtration Systems business with increasing orders for our separators and filters destined for natural gas development projects in Canada and the Middle East. Our nuclear/marine products also continue to be strong with orders for nuclear power plant upgrades. Our backlog, which was approximately $33.4 million at September 30, 2004 ($34.0 million at June 30, 2004), remains stable and we are pleased to report that our quotation activity has been improving during the past quarter.”

About Peerless Mfg. Co.

Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended
Operating Results	September 30,
	2004	2003
Continuing Operations
Revenues	$11,218	$16,807
Cost of goods sold	8,003	12,001

Gross profit	3,215	4,806
Operating expenses	3,481	3,655

Operating income (loss)	(266)	1,151
Other income (expense)	101	(30)
Income tax benefit (expense)	56	(381)

Net earnings (loss) from continuing operations	(109)	740
Earnings (loss) from discontinued operations (including gain on disposal of $0 and $140 for the three months ended September 30, 2004 and 2003, respectively), net of tax	(20)	65

Net earnings (loss)	$(129)	$805

Earnings (Loss) per Share
Basic — continuing operations	$(0.04)	$0.25
Basic — discontinued operations	(0.01)	0.02

	$(0.04)	$0.27

Diluted — continuing operations	$(0.04)	$0.24
Diluted — discontinued operations	(0.01)	0.02

	$(0.04)	$0.26

(Certain per share amounts may not total due to rounding)
Weighted Average Shares Outstanding
Basic	3,015	2,999
Diluted	3,015	3,037

	September 30,	June 30,
Condensed Balance Sheet Information	2004	2004
Current assets
Continuing operations	$35,096	$35,258
Discontinued operations	216	225

Total current assets	$35,312	$35,483

Total Assets Continuing operations	$38,827	$39,241
Discontinued operations	225	234

Total assets	$39,052	$39,475

Current Liabilities
Continuing operations	$14,135	$14,496
Discontinued operations	215	306

Total current liabilities	$14,350	$14,802

Shareholders’ equity	$24,702	$24,673